Filed Pursuant to Rule 424(b)(5)
File Number 333-132497-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and this preliminary prospectus supplement and the accompanying prospectus are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Preliminary Prospectus Supplement dated January 20, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated June 22, 2006)

$250,000,000

            % Senior Notes due January     , 20

Puget Sound Energy, Inc. is offering $250,000,000 principal amount of Senior Notes due January     , 20     (the “Senior Notes”). We will pay interest semiannually on the Senior Notes on January 15 and July 15 of each year, beginning on July 15, 2009. The Senior Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Initially, the Senior Notes will be secured by a series of our first mortgage bonds issued under our electric utility mortgage. Upon the occurrence of events described in this prospectus supplement under the heading “Description of the Senior Notes—Security” and in the accompanying prospectus under “Description of Securities—Senior Notes—Security; Release Date,” the first mortgage bonds securing the Senior Notes will be released and, at our option, the Senior Notes will become our unsecured general obligations and rank equally with all of our other unsecured and unsubordinated indebtedness or will be secured by substitute first mortgage bonds issued under a mortgage indenture other than our electric utility mortgage indenture or our gas utility mortgage indenture.

We may redeem the Senior Notes at any time, in whole or in part, at a make-whole price as described in this prospectus supplement under the caption “Description of the Senior Notes—Redemption.” The Senior Notes do not have the benefit of any sinking fund.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-5.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Puget Sound Energy, Inc.(2)
% Senior Notes due January , 20		%		%		%

Total	$250,000,000		$		$

(1)	Plus accrued interest from January , 2009 if settlement occurs after that date.
(2)	Before expenses in connection with the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Senior Notes will be delivered through the book-entry facilities of The Depository Trust Company on or about January     , 2009.

Joint Book-Running Managers

Barclays Capital	Scotia Capital	Wachovia Securities

Co-Managers

KeyBanc Capital Markets
Banc of America Securities LLC
Dresdner Kleinwort

January     , 2009.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, or the information to which we have referred you. Neither we nor any underwriter has authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of the applicable prospectus and prospectus supplement.

PUGET SOUND ENERGY, INC.

Puget Sound Energy, Inc. (“Puget Sound Energy”) is a public utility incorporated in the State of Washington engaged in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas. We are the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At December 31, 2008, we had approximately 1,068,000 electric customers, of which approximately 88% were residential customers, 11% were commercial customers and 1% were industrial, transportation and other customers. At December 31, 2008, we had approximately 742,000 gas customers, of which approximately 92% were residential customers, 7% were commercial customers and 1% were industrial and transportation customers. We are the principal subsidiary of Puget Energy, Inc. (“Puget Energy”), an energy services holding company that owns all of our common stock.

On October 26, 2007, Puget Energy announced that it had entered into a definitive Agreement and Plan of Merger, dated as of October 25, 2007, pursuant to which Puget Energy will be acquired by a consortium of long-term infrastructure investors led by Macquarie Infrastructure Partners, the Canada Pension Plan Investment Board and British Columbia Investment Management Corporation and which also includes Alberta Investment Management Corporation, Macquarie-FSS Infrastructure Trust and Macquarie Capital Group (collectively, the “Consortium”). At the effective time of the merger, each issued and outstanding share of common stock of Puget Energy, other than any shares in respect of which dissenter’s rights are perfected and other than any shares owned by the Consortium, will be cancelled and converted automatically into the right to receive $30.00 in cash, without interest. Following the merger, Puget Sound Energy will be an indirect subsidiary of Puget Holdings LLC (“Puget Holdings”), an entity formed by the Consortium to acquire Puget Energy.

The consummation of the merger is subject to the satisfaction or waiver of certain closing conditions, including the receipt of shareholder approval of the merger and approval of it by various state and federal regulatory authorities. On April 16, 2008, Puget Energy shareholders approved the merger by more than the required two-thirds vote. On April 17, 2008, the Federal Energy Regulatory Commission (“FERC”) approved the transaction pursuant to Section 203 of the Federal Power Act subject to the condition that the parties submit to FERC as an informational filing the final condition of the merger approved by the Washington Utilities and Transportation Commission (the “Washington Commission”). On December 17, 2007, Puget Sound Energy and the Consortium filed a joint application seeking approval of the merger with the Washington Commission (the “Joint Application”).

On July 22, 2008, Puget Sound Energy, Puget Holdings, the Consortium and all but one of the parties involved in the merger proceeding reached a multiparty stipulated settlement to resolve all issues before the Washington Commission (the “Stipulated Settlement”). On December 30, 2008, the Washington Commission issued an order approving and adopting the Stipulated Settlement, subject to certain additional conditions, and approving the merger on the terms provided in the Joint Application, as conditioned by the terms of the Stipulated Settlement and subject to the further conditions described in the order. The parties to the proceeding had until January 9, 2009 to ask the Washington Commission to reconsider or clarify its decision and may appeal the ruling to the superior court within 30 calendar days after the order was issued. None of the parties to the proceeding asked the Washington Commission to reconsider or clarify its decision. On January 16, 2009, Puget Sound Energy and Puget Holdings notified the Washington Commission of their acceptance of the order and announced that they expect to consummate the merger by February 6, 2009.

Our executive office is located at 10885 N.E. 4th Street, Bellevue, Washington 98004-5515. Our telephone number is (425) 454-6363.

FORWARD-LOOKING INFORMATION

This prospectus supplement, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these as forward-looking and provide meaningful cautionary language identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

Any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein, and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•

governmental policies and regulatory actions, including those of the FERC and the Washington Commission, with respect to allowed rates of return, cost recovery, financings, industry and rate structures, transmission and generation business structures within Puget Sound Energy, acquisition and disposal of assets and facilities, operation, maintenance and construction of electric generating facilities, operation of distribution and transmission facilities (natural gas and electric), licensing of hydroelectric operations and natural gas storage facilities, recovery of other capital investments, recovery of power and gas costs, recovery of regulatory assets, and present or prospective wholesale and retail competition;

•	failure to comply with FERC or Washington Commission standards and/or rules, which could result in penalties based on the discretion of either commission;

•

failure to comply with electric reliability standards developed by the North American Electric Reliability Corporation (“NERC”) for users, owners and operators of the power system, which could result in penalties of up to $1.0 million per day per violation;

•

changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, emissions, natural resources, and fish and wildlife (including the Endangered Species Act);

•	the ability to recover costs arising from changes in enacted federal, state or local tax laws through revenue in a timely manner;

•

changes in tax law, related regulations, or differing interpretation or enforcement of applicable law by the Internal Revenue Service or other taxing jurisdiction, which could have a material adverse impact on the financial statements;

•

natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires and landslides, which can interrupt service and/or cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs; and

•	commodity price risks associated with procuring natural gas and power in wholesale markets;

•

wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways, negatively affect wholesale energy prices and/or impede Puget Sound Energy’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery to Puget Sound Energy from its suppliers;

•

financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways and also adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to Puget Sound Energy from its suppliers;

•	the effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•	Puget Sound Energy electric or gas distribution system failure, which may impact Puget Sound Energy’s ability to deliver energy supply to its customers;

•	changes in weather conditions in the Pacific Northwest, which could have effects on customer usage and Puget Sound Energy’s revenues, thus impacting net income;

•

weather, which can have a potentially serious impact on Puget Sound Energy’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies;

•	variable hydro conditions, which can impact streamflow and Puget Sound Energy’s ability to generate electricity from hydroelectric facilities;

•

plant outages, which can have an adverse impact on Puget Sound Energy’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive resource;

•	the ability of a natural gas or electric plant to operate as intended;

•	the ability to renew contracts for electric and natural gas supply and the price of renewal;

•

blackouts or large curtailments of transmission systems, whether Puget Sound Energy’s or others’, which can affect Puget Sound Energy’s ability to deliver power or natural gas to its customers and generating facilities;

•	the ability to restart generation following a regional transmission disruption;

•

the failure of the interstate natural gas pipeline delivering to Puget Sound Energy’s system, which may impact Puget Sound Energy’s ability to adequately deliver natural gas supply or electric power to its customers;

•

the amount of collection, if any, of Puget Sound Energy’s receivables from the California Independent System Operator (“CAISO”) and other parties, and the amount of refunds found to be due from Puget Sound Energy to the CAISO or other parties;

•	industrial, commercial and residential growth and demographic patterns in the service territories of Puget Sound Energy;

•	general economic conditions in the Pacific Northwest, which might impact customer consumption or affect Puget Sound Energy’s accounts receivable;

•

the loss of significant customers or changes in the business of significant customers or the condemnation of Puget Sound Energy’s facilities, which may result in changes in demand for Puget Sound Energy’s services;

•

the failure of information systems or the failure to secure information system data which may impact the operations and cost of Puget Sound Energy’s customer service, generation, distribution and transmission;

•	the impact of acts of God, terrorism, flu pandemic or similar significant events;

•	capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•	employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive;

•	the ability to obtain insurance coverage and the cost of such insurance;

•	the ability to maintain effective internal controls over financial reporting and operational processes; and

•	changes in Puget Sound Energy’s, and its parent Puget Energy’s, credit ratings, which may have an adverse impact on the availability and cost of capital for Puget Sound Energy or Puget Energy.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Puget Sound Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult Item 1A—“Risk Factors” in the Company’s most recent annual report on Form 10-K and any further disclosures we make on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K.

RISK FACTORS

In considering whether to purchase the Senior Notes, you should carefully consider all the information we have included or incorporated by reference in the prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. Other risks and uncertainties are listed under “Forward-Looking Information” in this prospectus supplement.

The actions of regulators can significantly affect Puget Sound Energy’s earnings, liquidity and business activities.

The rates that Puget Sound Energy is allowed to charge for its services are the single most important items influencing its financial position, results of operations and liquidity. Puget Sound Energy is highly regulated and the rates that it charges its customers are determined by the Washington Commission.

Puget Sound Energy is also subject to the regulatory authority of the Washington Commission with respect to accounting, the issuance of securities and certain other matters, and the regulatory authority of FERC with respect to the transmission of electric energy, the sale of electric energy at wholesale, accounting and certain other matters. Policies and regulatory actions by these regulators could have a material impact on Puget Sound Energy’s financial position, results of operations and liquidity.

Puget Sound Energy’s recovery of costs is subject to regulatory review and its operating income may be adversely affected if its costs are disallowed or recovery is delayed.

The Washington Commission determines the rates Puget Sound Energy may charge to its retail customers based on a normalized cost of producing power. If in a specific year Puget Sound Energy’s costs are higher than normal, rates will not be sufficient to permit Puget Sound Energy to earn the allowed return or to cover its costs and recovery of energy costs will be deferred until subsequent ratemaking proceedings. In addition, the Washington Commission decides what level of expense and investment is reasonable and prudent in providing service. If the Washington Commission decides that part of Puget Sound Energy’s costs do not meet the standard, those costs may be disallowed partially or entirely and not recovered in rates. For these reasons, the rates authorized by the Washington Commission may not be sufficient to earn the allowed return or recover the costs incurred by Puget Sound Energy in a given period.

The power cost adjustment (“PCA”) mechanism by which variations in Puget Sound Energy’s power costs are apportioned between Puget Sound Energy and its customers pursuant to a graduated scale could result in significant increases in Puget Sound Energy’s expenses if power costs are significantly higher than baseline rate.

Puget Sound Energy has a PCA mechanism that provides for recovery of power costs from customers or refunding of power cost savings to customers, as those costs vary from the “power cost baseline” level of power costs which are set in part based on normalized assumptions about weather and hydro conditions. Excess power costs or power cost savings will be apportioned between Puget Sound Energy and its customers pursuant to the graduated scale set forth in the PCA mechanism. As a result, if power costs are significantly higher than the baseline level, Puget Sound Energy’s expenses could significantly increase.

Puget Sound Energy may be unable to acquire energy supply resources to meet projected customer needs or may fail to successfully integrate such acquisitions.

Puget Sound Energy projects that future energy needs will exceed current purchased and Puget Sound Energy-controlled power resources. As part of Puget Sound Energy’s business strategy, it plans to acquire additional electric generation and delivery infrastructure to meet customer needs. If Puget Sound Energy cannot acquire further additional energy supply resources at a reasonable cost, it may be required to purchase additional power in the open market at a cost that could significantly increase its expenses and reduce earnings and cash flows. Additionally, Puget Sound Energy may not be able to timely recover some or all of those increased expenses through ratemaking.

While Puget Sound Energy expects to identify the benefits of new energy supply resources prior to their acquisition and integration, it may not be able to achieve the expected benefits of such energy supply sources.

Puget Sound Energy’s cash flow and earnings could be adversely affected by potential high prices and volatile markets for purchased power, increased customer demand for energy, recurrence of low availability of hydroelectric resources, outages of its generating facilities or a failure to deliver on the part of its suppliers.

The utility business involves many operating risks. If Puget Sound Energy’s operating expenses, including the cost of purchased power and natural gas, significantly exceed the levels recovered from retail customers for an extended period of time, its cash flow and earnings would be negatively affected. Factors which could cause purchased power and natural gas costs to be higher than anticipated include, but are not limited to, high prices in western wholesale markets during periods when Puget Sound Energy has insufficient energy resources to meet its load requirements and/or high volumes of energy purchased in wholesale markets at prices above the amount recovered in retail rates due to:

•	Increases in demand due, for example, either to weather or customer growth;

•	Below normal energy generated by Puget Sound Energy-owned hydroelectric resources due to low streamflow conditions;

•	Extended outages of any of Puget Sound Energy-owned generating facilities or the transmission lines that deliver energy to load centers;

•	Failure to perform on the part of any party from which Puget Sound Energy purchases capacity or energy; and

•	The effects of large-scale natural disasters, such as the hurricanes recently experienced in the southern United States.

Puget Sound Energy’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

Puget Sound Energy owns and operates coal, natural gas-fired, hydro, wind-powered and oil-fired generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels. Included among these risks are:

•	Increased prices for fuel and fuel transportation as existing contracts expire;

•	Facility shutdowns due to a breakdown or failure of equipment or processes or interruptions in fuel supply;

•	Disruptions in the delivery of fuel and lack of adequate inventories;

•	Labor disputes;

•	Inability to comply with regulatory or permit requirements;

•	Disruptions in the delivery of electricity;

•	Operator error;

•	Terrorist attacks; and

•	Catastrophic events such as fires, explosions, floods or other similar occurrences.

Puget Sound Energy is subject to the commodity price, delivery and credit risks associated with the energy markets.

In connection with matching loads and resources, Puget Sound Energy engages in wholesale sales and purchases of electric capacity and energy, and, accordingly, is subject to commodity price risk, delivery risk, credit risk and other risks associated with these activities. Credit risk includes the risk that counterparties owing Puget Sound Energy money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, Puget Sound Energy may be forced to enter into alternative arrangements. In that event, Puget Sound Energy’s financial results could be adversely affected. Although Puget Sound Energy’s models take into account the expected probability of default by counterparties, actual exposure to a default by a particular counterparty could be greater than the models predict.

To lower its financial exposure related to commodity price fluctuations, Puget Sound Energy may use forward delivery agreements, swaps and option contracts to hedge commodity price risk with a diverse group of counterparties. However, Puget Sound Energy does not always cover the entire exposure of its assets or positions to market price volatility and the coverage will vary over time. To the extent Puget Sound Energy has unhedged positions or its hedging procedures do not work as planned, fluctuating commodity prices could adversely impact its results of operations.

Conditions that may be imposed in connection with hydroelectric license renewals may require large capital expenditures and reduce earnings and cash flows.

Puget Sound Energy is in the process of implementing the federal licensing requirements for the Snoqualmie Falls hydroelectric project and the Baker River hydroelectric project. The implementation of federal licensing requirements is an ongoing political and public regulatory process that involves sensitive resource issues. Puget Sound Energy cannot predict with certainty the conditions that may be imposed during the implementation process, or the economic impact of those requirements, or whether Puget Sound Energy will be able to meet all of these requirements or will need to seek modifications or amendments of the license.

Costs of compliance with environmental, climate change and endangered species laws are significant and the cost of compliance with new and emerging laws and regulations and the incurrence of associated liabilities could adversely affect Puget Sound Energy’s results of operations.

Puget Sound Energy’s operations are subject to extensive federal, state and local laws and regulations relating to environmental, climate change and endangered species protection. To comply with these legal requirements, Puget Sound Energy must spend significant sums on measures including resource planning, remediation, monitoring, pollution control equipment and emissions related abatement and fees. New environmental, climate change and endangered species laws and regulations affecting Puget Sound Energy’s operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to Puget Sound Energy or its facilities which may substantially increase environmental, climate change and endangered species expenditures made by Puget Sound Energy in the future. Compliance with these or other future regulations could require significant capital expenditures by Puget Sound Energy and adversely affect Puget Sound Energy’s financial position, results of operations, cash flows and liquidity. In addition, Puget Sound Energy may not be able to recover all of its costs for such expenditures through electric and natural gas rates at current levels in the future.

With respect to endangered species laws, the listing or proposed listing of several species of salmon in the Pacific Northwest is causing a number of changes to the operations of hydroelectric generating facilities on Pacific Northwest rivers, including the Columbia River. These changes could reduce the amount, and increase the cost, of power generated by hydroelectric plants owned by Puget Sound Energy or in which Puget Sound Energy has an interest and increase the cost of the permitting process for these facilities.

Under current law, Puget Sound Energy is also generally responsible for any on-site liabilities associated with the environmental condition of the facilities that it currently owns or operates or has previously owned or operated, regardless of whether the liabilities arose before or during the time the facility was owned or operated by Puget Sound Energy. The incurrence of a material environmental liability or the new regulations governing such liability could result in substantial future costs and have a material adverse effect on Puget Sound Energy’s results of operations and financial condition.

Specific to climate change, Washington State has adopted both a renewable portfolio standard and greenhouse gas legislation, including an emission performance standard provision. Recent U.S. Supreme Court decisions related to climate change have also drawn greater attention to this issue at the federal, state and local level. Puget Sound Energy cannot yet determine the costs of compliance with the recently enacted legislation.

Puget Sound Energy’s business is dependent on its ability to successfully access capital markets.

Puget Sound Energy relies on access to both short-term money markets as a source of liquidity and longer-term capital markets to fund its utility construction program and other capital expenditure requirements not satisfied by cash flow from its operations. If Puget Sound Energy is unable to access capital on reasonable terms, its ability to pursue improvements or acquisitions, including generating capacity, which may be relied on for future growth and to otherwise implement its strategy, could be adversely affected.

Capital and credit market disruptions or a downgrade of Puget Sound Energy’s credit rating may increase Puget Sound Energy’s cost of borrowing or adversely affect the ability to access one or more financial markets.

A downgrade in Puget Sound Energy’s credit rating could negatively affect its ability to access capital and the ability to hedge in wholesale markets.

Standard and Poor’s and Moody’s Investor Services rate Puget Sound Energy’s senior secured debt at “A-” with a stable outlook and “Baa2” with a stable outlook, respectively. Although Puget Sound Energy is not aware of any current plans of S&P or Moody’s to lower their respective ratings on Puget Sound Energy’s debt, Puget Sound Energy cannot be assured that such credit ratings will not be downgraded.

Although Puget Sound Energy does not have any rating downgrade provisions in its credit facilities that would accelerate the maturity dates of outstanding debt, a downgrade in Puget Sound Energy’s credit rating could adversely affect its ability to renew existing or obtain access to new credit facilities and could increase the cost of such facilities. For example, under Puget Sound Energy’s revolving credit facility, the spreads over the index and commitment fee increase as Puget Sound Energy’s corporate credit ratings decline. A downgrade in commercial paper ratings could preclude Puget Sound Energy’s ability to issue commercial paper under its current programs.

Any downgrade below investment grade of Puget Sound Energy’s senior secured debt could allow counterparties in the wholesale electric, wholesale natural gas and financial derivative markets to require Puget Sound Energy to post a letter of credit or other collateral, make cash prepayments, obtain a guarantee agreement or provide other mutually agreeable security, all of which would expose Puget Sound Energy to additional costs.

Puget Sound Energy’s operating results fluctuate on a seasonal and quarterly basis.

Puget Sound Energy’s business is seasonal and weather patterns can have a material impact on its operating performance. Because natural gas is heavily used for residential and commercial heating, demand depends heavily on weather patterns in Puget Sound Energy’s service territory, and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. However, the recent increase in the price of natural gas as well as conservation efforts may result in decreased customer demand, despite normal or lower than normal temperatures. Demand for electricity is also greater in the winter months associated with heating. Accordingly, Puget Sound Energy’s operations have historically generated less revenues and income when weather conditions are milder in the winter. In the event that Puget Sound Energy experiences unusually mild winters, results of operations and financial condition could be adversely affected.

Puget Sound Energy may be adversely affected by legal proceedings arising out of the electricity supply situation in the western power markets, which could result in refunds or other liabilities.

Puget Sound Energy is involved in a number of legal proceedings and complaints with respect to power markets in the western United States. Most of these proceedings relate to the significant increase in the spot market price of energy in western power markets in 2000 and 2001, which allegedly contributed to or caused unjust and unreasonable prices and allegedly may have been the result of manipulations by certain other parties. These proceedings include, but are not limited to, refund proceedings and hearings in California and the Pacific Northwest and complaints and cross-complaints filed by various parties with respect to alleged misconduct by other parties in western power markets. Litigation is subject to numerous uncertainties and Puget Sound Energy is unable to predict the ultimate outcome of these matters. Accordingly, there can be no guarantee that these proceedings, individually or in the aggregate, will not materially and adversely affect Puget Sound Energy’s financial condition, results of operations or liquidity.

Puget Sound Energy may be negatively affected by its inability to attract and retain professional and technical employees.

Puget Sound Energy’s ability to implement a workforce succession plan is dependent upon Puget Sound Energy’s ability to employ and retain skilled professional and technical workers in an aging workforce. Without a skilled workforce, Puget Sound Energy’s ability to provide quality service to Puget Sound Energy’s customers and meet regulatory requirements will be challenged, which could have a negative impact on Puget Sound Energy’s results of operations.

Puget Sound Energy may be adversely affected by extreme events in which Puget Sound Energy is not able to promptly respond and repair the electric and gas infrastructure system.

Puget Sound Energy must maintain an emergency planning and training program to allow Puget Sound Energy to quickly respond to extreme events. Without emergency planning, Puget Sound Energy is subject to availability of outside contractors during an extreme event which may impact the quality of service provided to Puget Sound Energy’s customers. In addition, a slow response to extreme events may have an adverse affect on Puget Sound Energy’s results of operations as customers may be without electricity and natural gas for an extended period of time.

Puget Sound Energy may be negatively affected by unfavorable changes in the tax laws or their interpretation.

Changes in tax law, related regulations, or differing interpretation or enforcement of applicable law by the Internal Revenue Service or other taxing jurisdiction could have a material adverse impact on Puget Sound Energy’s financial statements. The tax law, related regulations and case law are inherently complex. Puget Sound Energy must make judgments and interpretations about the application of the law when determining the provision for taxes. Disputes over interpretations of tax laws may be settled with the taxing authority in examination, upon appeal or through litigation. Puget Sound Energy’s tax obligations include income, real estate, sales and use, business and occupation and employment-related taxes and ongoing appeals issues related to these taxes. These judgments may include reserves for potential adverse outcomes regarding tax positions that have been taken that may be subject to challenge by the taxing authorities.

An active trading market for the Senior Notes may not develop.

There is currently no public market for the Senior Notes and we do not currently plan to list the Senior Notes on any national securities exchange. In addition, the liquidity of any trading market in the Senior Notes, and the market price quoted for the Senior Notes, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. A liquid trading market in the Senior Notes may not develop.

We have been advised that the underwriters intend to make a market in the Senior Notes; however, the underwriters are not obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If the underwriters cease to act as market-makers for the Senior Notes for any reason, there can be no assurance that another firm or person will make a market in the Senior Notes. There can be no assurance that an active market for the Senior Notes will develop or, if a market does develop, at what prices the Senior Notes will trade.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the Senior Notes in the offering, after deducting the underwriting discounts and estimated expenses payable by us, will be approximately $            . We intend to use the net proceeds from the sale of the Senior Notes to repay our outstanding short-term debt which was incurred primarily to fund our capital and new resource expenditures. Those expenditures include the December 2008 purchase of a 310-megawatt natural gas-fired power plant in Longview, Washington, for $240 million.

As of September 30, 2008, we had approximately $606 million in outstanding short-term debt. During the quarter ended September 30, 2008, the weighted average borrowing rate of our short-term debt was 3.2%. Short-term borrowings had maturities ranging from 2 to 38 days for commercial paper outstanding and up to one month for loans under our $500 million revolving credit facility and $375 million term loan facility. Borrowings under a receivables securitization facility and a loan from parent company, Puget Energy, had no fixed maturity dates. As of January 15, 2009, we had approximately $995 million in outstanding short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Puget Sound Energy’s ratios of earnings to fixed charges for the respective periods. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Twelve Months Ended Sept. 30,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Ratio of earnings to fixed charges	2.04	x	2.12	x	2.09	x	2.25	x	2.20	x	2.07	x	1.95	x

DESCRIPTION OF THE SENIOR NOTES

The following description of the             % Senior Notes due January     , 20    , or Senior Notes, supplements the more general description of the senior notes that appears in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls. You should read this section together with the section called “Description of Securities” in the accompanying prospectus. The Senior Notes will be issued as a separate series of senior notes under the senior note indenture, dated as of December 1, 1997, as supplemented by a fourth supplemental indenture dated as of May 1, 2003, between Puget Sound Energy and U.S. Bank National Association, as trustee (the “senior note trustee”). Provisions of the senior note indenture are more fully described in the sections called “Description of Securities—Senior Notes” in the accompanying prospectus. We qualify the description of the Senior Notes by reference to the senior note indenture.

General

The Senior Notes will initially be limited in aggregate principal amount to $250,000,000. The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January     , 20    . The Senior Notes are not subject to any sinking fund provision. The Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Further Issues of Senior Notes and Additional Indebtedness

The senior note indenture does not limit the aggregate principal amount of senior notes that we may issue. We may from time to time, without the consent of the existing holders of senior notes (including the Senior Notes), issue additional senior notes. Additional senior notes may have the same or different terms and conditions as the Senior Notes.

We may, without the consent of the holders of the Senior Notes, issue additional senior notes having the same ranking and interest rate, maturity and other terms as the Senior Notes (except for the issue price and issue date). Any additional senior notes having such similar terms, together with the Senior Notes, may constitute a single series of senior notes under the senior note indenture. As of the date of this prospectus supplement, we have approximately $2.4 billion in aggregate outstanding principal amount of senior notes under the senior note indenture.

There are no provisions in the senior note indenture or the Senior Notes that require us to redeem the Senior Notes or that otherwise protect you, as a holder of Senior Notes, in the event that we incur substantial additional indebtedness (except for certain restrictions on our ability to create, assume or incur certain liens or to enter into certain financing transactions after the release date, as described in the sections called “Description of Securities—Senior Notes—Certain Covenants of Puget Sound Energy—Limitation on Liens” and “—Limitations on Sale and Lease Back Transactions” in the accompanying prospectus).

Interest

Each Senior Note shall bear interest at the rate of             % per annum from the date of original issuance, payable semiannually in arrears on January 15 and July 15 of each year to the person in whose name the Senior Note is registered at the close of business on the fifteenth calendar day prior to the applicable interest payment date. The initial interest payment date is July 15, 2009. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months and shall be computed at a fixed rate until maturity. In the event that any date on which interest is payable on the Senior Notes is not a “business day,” then payment of the interest payable on that date will be made on the next “business day” (and without any interest or other payment in respect of the delay). The term “business day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in New York, New York, or in the city where the corporate trust office of the senior note trustee is located, are obligated or authorized by law or executive order to close.

Security

At the time we issue any of the Senior Notes, we will simultaneously deliver to the senior note trustee, as security for the Senior Notes,             % Pledged First Mortgage Bonds due January     , 20    , issued under our electric utility mortgage indenture. The pledged electric utility mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the Senior Notes.

As provided in the senior note indenture and the supplemental indenture to the electric utility mortgage, which sets forth the terms of the pledged electric utility mortgage bonds, our obligation to make payments with respect to the principal of, premium or interest on the pledged electric utility mortgage bonds will be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment is due, the then due principal of, premium or interest on the Senior Notes are fully or partially paid or we have deposited with the senior note trustee pursuant to the senior note indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, or interest on the Senior Notes.

You should read the section called “Description of Securities—Senior Notes—Security; Release Date” in the accompanying prospectus for a description of the circumstances under which all or part of the pledged electric utility mortgage bonds will cease to be held by the senior note trustee as security for the Senior Notes. As explained in the accompanying prospectus, the Senior Notes (and all other then outstanding senior notes) will cease to be secured by the pledged first mortgage bonds on the date that all of our mortgage bonds issued and outstanding under our electric utility mortgage indenture and our gas utility mortgage indenture, other than first mortgage bonds securing senior notes, have been retired. As of the date of this prospectus supplement, the latest maturity date of our first mortgage bonds, other than pledged first mortgage bonds, is December 22, 2025, relating to a series of $2 million in principal amount of 7.20% first mortgage bonds. Although we have no current plans to do so, we may acquire some or all of our outstanding first mortgage bonds through tender offers, privately negotiated transactions or open market purchases, in which case the release date may occur earlier than December 22, 2025.

After that release date, the Senior Notes (and all other then outstanding senior notes) will, at our option, either:

•	become our unsecured general obligations and rank equally with all of our unsecured and unsubordinated indebtedness or

•	be secured by substitute first mortgage bonds issued under a mortgage indenture other than our electric utility mortgage indenture or our gas utility mortgage indenture.

If we elect not to have the Senior Notes (and all other then outstanding senior notes) become unsecured on the release date, we will, simultaneously with the issuance of senior notes after the release date, issue and deliver to the senior note trustee, as security for such senior notes, substitute first mortgage bonds. The substituted first mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the senior notes then issued.

In the event we elect to have the Senior Notes (and all other then outstanding senior notes) become unsecured on the release date, our ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted. For a description of those restrictions, you should read the sections called “Description of Securities—Senior Notes—Certain Covenants of Puget Sound Energy—Limitation on Liens” and “—Limitations on Sale and Lease Back Transactions” in the accompanying prospectus.

Redemption

The Senior Notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of the following:

•	100% of the principal amount of the Senior Notes and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                      basis points, plus in each case accrued interest on the Senior Notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the senior note trustee after consultation with Puget Sound Energy.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the senior note trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the senior note trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the senior note trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means (i) Barclays Capital Inc., a primary U.S. Government securities dealer in the City of New York (a “Primary Treasury Dealer”) selected by Scotia Capital (USA) Inc. (or any successor thereof) and a Primary Treasury Dealer selected by Wachovia Capital Markets, LLC (or any successor thereof); and (ii) any other Primary Treasury Dealer selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Book-Entry Procedures and Settlement

The Senior Notes will trade through The Depository Trust Company (“DTC”). The Senior Notes are represented by one or more fully registered global certificates. Each global certificate is deposited with the senior note trustee as custodian for DTC and is registered in the name or DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC.

DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to Puget Sound Energy as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct

Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Puget Sound Energy or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Direct or Indirect Participant and not of DTC, Puget Sound Energy or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Puget Sound Energy or its agent, disbursement of those payments to Direct Participants will be the responsibility of DTC, and disbursement of those payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Senior Notes at any time by giving reasonable notice to Puget Sound Energy or its agent. Under these circumstances, in the event that a successor securities depository is not obtained, security certificates are required to be printed and delivered.

Puget Sound Energy may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Concerning the Senior Note Trustee

U.S. Bank National Association serves as the senior note trustee under the senior note indenture, and serves as the electric utility mortgage trustee under the electric utility mortgage. U.S. Bank National Association also serves as the issuing and paying agent for our commercial paper program, and is a lender under our credit facility.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom Barclays Capital Inc., Scotia Capital (USA) Inc. and Wachovia Capital Markets, LLC are acting as representatives) and each of the underwriters has, severally, and not jointly, agreed to purchase from us the respective principal amount of Senior Notes set forth opposite its name below:

Underwriters	Principal Amount
Barclays Capital Inc.	$
Scotia Capital (USA) Inc.	$
Wachovia Capital Markets, LLC	$
KeyBanc Capital Markets Inc.	$
Banc of America Securities LLC	$
Dresdner Kleinwort Securities LLC	$

Total		$250,000,000

In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Senior Notes offered hereby if any of the Senior Notes are purchased.

Senior Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Senior Notes sold by the underwriters to securities dealers may be sold at a discount of up to             % of the principal amount of the Senior Notes from the initial public offering price. Any such securities dealers may resell any Senior Notes purchased from the underwriters to certain other brokers or dealers at a discount of up to             % of the principal amount of the Senior Notes from the initial public offering price.

The expenses of the offering, including the fees and disbursements of counsel to the underwriters, but not including the underwriting discount, are estimated to be $300,000 and are payable by us.

We have agreed not to sell or transfer any similar term debt securities that are substantially similar to the Senior Notes for 14 days after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc., Scotia Capital (USA) Inc. and Wachovia Capital Markets, LLC. Specifically we have agreed not to directly or indirectly:

•	sell, issue, offer or contract to sell any substantially similar debt securities,

•	grant any option for the sale of any substantially similar debt securities, or

•	otherwise transfer or dispose of any substantially similar debt securities.

Prior to the offering, there has been no public market for the Senior Notes. We do not intend to apply for listing of the Senior Notes on any national securities exchange. The underwriters have advised us that they intend to make a market in the Senior Notes. The underwriters are not and will not be obligated to make a market in the Senior Notes, however, and may cease market-making activities, if commenced, at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with this offering and in compliance with applicable law and industry practice, the representatives may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate’s short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

Certain of the underwriters or their affiliates have engaged or may, from time to time, engage in transactions with and/or have performed or may, from time to time, perform investment banking and other financial services for us and our affiliates in the ordinary course of business, including, but not limited to, providing us with cash management services or acting as lender under our credit facility or dealers under our commercial paper program. The Bank of Nova Scotia is an affiliate of Scotia Capital (USA) Inc. and a lender under the Company’s credit facilities. Wachovia Capital Markets, LLC is the Administrative Agent under the Company’s credit facilities, and along with its affiliate Wells Fargo Bank, N.A. are lenders under the Company’s credit facilities. Key Bank, N.A. is an affiliate of KeyBanc Capital Markets Inc. and a lender under the Company’s credit facilities. A portion of the net proceeds of this offering will be used to pay down the Company’s credit facilities.

LEGAL MATTERS

The validity of the Senior Notes and certain matters relating thereto will be passed upon, on behalf of Puget Sound Energy, Inc., by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon, on behalf of the underwriters, by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. From time to time Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Puget Sound Energy.

WHERE YOU CAN FIND MORE INFORMATION

Puget Sound Energy files reports and other information with the Securities and Exchange Commission. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document Puget Sound Energy files at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect Puget Sound Energy’s SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file or furnish separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that Puget Sound Energy has filed previously with the SEC. These documents contain important information about Puget Sound Energy and its finances.

SEC Filings (File No. 1-4393)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2007

• Quarterly Reports on Form 10-Q	Quarters ended September 30, 2008, June 30, 2008 and March 31, 2008

• Current Reports on Form 8-K	Filed July 23, 2008, January 2, 2009 and January 16, 2009

The documents filed by Puget Sound Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are also incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning Puget Sound Energy at the following address:

Investor Relations

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

PROSPECTUS

Puget Energy, Inc.

GUARANTEES

AND

Puget Sound Energy, Inc.

SENIOR NOTES UNSECURED DEBENTURES PREFERRED STOCK

AND

Puget Sound Energy Capital Trust III

TRUST PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY PUGET ENERGY, INC.

Puget Sound Energy may offer, on one or more occasions:

•	secured senior debt or unsecured debt securities consisting of notes, debentures and other unsecured evidence of indebtedness and

•	Preferred Stock, which will be fully and unconditionally guaranteed by Puget Energy.

Puget Energy may offer, on one or more occasions:

•	Guarantees of the trust preferred securities of Puget Sound Energy Capital Trust III and

•	Guarantees of the preferred stock of Puget Sound Energy, Inc.

Puget Sound Energy Capital Trust III, which is a Delaware business trust, may offer, on one or more occasions, trust preferred securities, which represent preferred undivided beneficial interests in the assets of Puget Sound Energy Capital Trust III.

For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

Each time we offer any of these securities, we will set forth the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplement or supplements also will set forth the names of any underwriters, dealers or agents involved in the offering of the securities, the compensation of these parties and any other special terms of the offering and sale. You should read carefully this prospectus and the accompanying prospectus supplement or supplements before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks that are described in the “Risk factors” section contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about Puget Energy, Puget Sound Energy, Puget Sound Energy Capital Trust IV or the securities described in this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of those terms or comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8K, as well as the “Risk Factors” in any prospectus supplement accompanying this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1 800 SEC 0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In connection with this offering, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC. These documents contain important information about us and our finances.

SEC Filings (File No. 1-16305)	Period/Date
• Annual Report on Form 10-K	Year ended December 31, 2005

• Quarterly Report on Form 10-Q	Quarter ended March 31, 2006

• Current Reports on Form 8-K	Filed February 7, 2006 (solely with respect to the Form 8-K reporting information under Item 8.01) Filed February 14, 2006 Filed February 28, 2006 Filed March 14, 2006

• Definitive Proxy Statement on Schedule 14A	Filed March 14, 2006, in connection with our 2006 annual meeting of shareholders

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) after the date of this prospectus are also incorporated by reference into this prospectus.

Investor Relations

Puget Energy, Inc.

P.O. Box 97034

Bellevue, Washington 98009-9734

(425) 454-6363

Separate financial statements of the capital trust have not been included in this prospectus. Puget Energy, Puget Sound Energy and the capital trust do not consider such financial statements to be helpful because:

•

Puget Sound Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the capital trust (other than the beneficial interests represented by the trust preferred securities);

•

in future filings under the Securities Exchange Act of 1934, an audited footnote to Puget Energy and Puget Sound Energy’s consolidated annual financial statements will state that the capital trust is wholly owned by Puget Sound Energy, that the sole assets of the trust are the unsecured subordinated debentures of Puget Sound Energy having a specified total principal amount, and that, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by Puget Energy of the capital trust’s obligations under the trust preferred securities issued by the capital trust; and

•

the capital trust is a newly created special purpose entity, has no operating history, no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under “Puget Sound Energy Capital Trust IV.”

PUGET ENERGY

Puget Energy, Inc. is an energy services holding company incorporated in the state of Washington. All of our operations are conducted through our subsidiary, Puget Sound Energy, Inc., a utility company, and InfrastruX Group, Inc. (InfrastruX), a construction services company. We have no significant assets other than the stock of our subsidiaries. Following a strategic review of our unregulated subsidiary, InfrastruX, on February 8, 2005, Puget Energy’s Board of Directors decided to exit the utility construction services sector. InfrastruX is thus treated as a discontinued operation. We intend to monetize our interest in InfrastruX through a sale and to invest the proceeds of such monetization in our regulated utility subsidiary, Puget Sound Energy. Our ability to complete the sale of InfrastruX to a third party on reasonable terms is subject to a number of factors beyond our control. Subject to limited exceptions, Puget Energy was exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act (PUHCA) of 1935, in 2005. The Energy Policy Act of 2005 repealed the PUHCA of 1935 effective February 8, 2006.

PUGET SOUND ENERGY

Puget Sound Energy is the largest electric and gas utility headquartered in Washington State, serving a territory covering approximately 6,000 square miles, principally in the Puget Sound region. At December 31, 2005, we had approximately 1,018,100 electric customers, consisting of 901,400 residential, 110,500 commercial, 3,700 industrial and 2,500 other customers. At December 31, 2005, we had approximately 693,500 gas customers, consisting of 639,800 residential, 51,000 commercial, 2,600 industrial and 100 transportation customers.

Puget Sound Energy’s executive office is located at 10885 N.E. 4th Street, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363.

PUGET SOUND ENERGY CAPITAL TRUST III

Puget Sound Energy Capital Trust III is a statutory business trust created under the Delaware Business Trust Act by way of

•	a trust agreement executed by Puget Sound Energy, as sponsor, and the trustee of the capital trust and

•	the filing of a certificate of trust with the Secretary of State of the State of Delaware.

At the time of public issuance of the trust preferred securities, the trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939. Puget Sound Energy will directly or indirectly acquire common securities of the capital trust in a total liquidation amount equal to approximately 3% of the total capital of the capital trust. The trust exists for the exclusive purposes of

•	issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the capital trust;

•	investing the gross proceeds of the common securities and the trust preferred securities in unsecured subordinated debentures of Puget Sound Energy; and

•	engaging in only those other activities necessary or incidental thereto.

The capital trust has a term of approximately 55 years, but it may terminate earlier as provided in the amended and restated trust agreement.

The proceeds from the offering of the trust preferred securities and the sale of the common securities may be used by the capital trust to purchase from Puget Sound Energy unsecured subordinated debentures in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The Puget Sound Energy debentures would bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and would have certain redemption terms that correspond to the redemption terms for the common securities and the trust preferred securities. The subordinated debentures will rank subordinate in right of payment to all of Puget Sound Energy’s senior indebtedness (as defined in this prospectus). Distributions on the common securities and the trust preferred securities may not be made unless the capital trust receives corresponding interest payments on the subordinated debentures from Puget Sound Energy. Puget Energy will irrevocably guarantee, on a subordinated basis and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand at the capital trust. Each guarantee will be unsecured and will be subordinate to all senior indebtedness of Puget Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), the capital trust may be liquidated and the holders of the common securities and the trust preferred securities could receive the related subordinated debentures of Puget Sound Energy in lieu of any liquidating cash distribution.

The number of trustees of the capital trust will initially be four. Two of the trustees will be employees or officers of, or affiliated with, Puget Sound Energy and will be referred to as the Puget Sound Energy trustees. The third trustee will be a financial institution that is unaffiliated with Puget Sound Energy, which trustee will serve as property trustee under the amended and restated trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. Initially, Bank One Trust Company, N.A. will be the property trustee until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act of 1939, Bank One Trust Company, N.A. will also act as guarantee trustee. The fourth trustee, Bank One Delaware, Inc., will act as the Delaware trustee for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities.

The property trustee will hold title to the subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities, and the property trustee will have the power to exercise all rights, powers and privileges under the indenture as the holder of the subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing bank account to hold all payments made in respect of subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest-bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities. Puget Sound Energy, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Puget Sound Energy will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be Puget Sound Energy trustees. Puget Sound Energy will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the amended and restated trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

The principal place of business of the capital trust will be c/o Puget Sound Energy, Inc., 10885 N.E. 4th Street, Bellevue, Washington 98004.

USE OF PROCEEDS

The proceeds received by the capital trust from the sale of its trust preferred securities and the common securities will be invested in unsecured subordinated debentures of Puget Sound Energy. As will be more specifically set forth in the applicable prospectus supplement, Puget Sound Energy will use those borrowed amounts and the net proceeds from the sale of senior notes or unsecured debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth Puget Sound Energy’s ratios of earnings to fixed charges and to combined fixed charges and preferred dividends for the periods indicated. For purposes of computing the ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	2.28x	2.11x	1.99x	1.81x	2.01x
Ratio of earnings to combined fixed charges and preferred dividends	2.28x	2.11x	1.91x	1.71x	1.88x

DESCRIPTION OF SECURITIES

Debt Securities

Senior notes will be issued under a senior note indenture. The unsecured debentures will be issued under an unsecured debt indenture. Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be U.S. Bank National Association, and the trustee under the unsecured debt indenture will be Bank One Trust Company, N.A. The senior note indenture and the unsecured debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.”

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from Puget Sound Energy or the applicable trustee.

The indentures provide that debt securities of Puget Sound Energy may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Puget Sound Energy.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at the option of Puget Sound Energy;

•

any obligation of Puget Sound Energy to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Puget Sound Energy’s obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•

any additional amounts with respect to the debt securities that Puget Sound Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Puget Sound Energy to redeem the debt securities rather than pay these additional amounts;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by Puget Sound Energy at a discount will be described in the applicable prospectus supplement.

Debt securities may be presented for exchange. Registered debt securities may be presented for registration of transfer at the offices of the applicable trustee and, subject to the restrictions set forth in the debt security and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable indenture.

Distributions on the debt securities in registered form will be made at the office or agency of the applicable trustee in its designated office. However, at the option of Puget Sound Energy, payment of any interest may be made by check or wire transfer. Payment of any interest due on debt securities in registered form will be made to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

Senior Notes

Security; Release Date

Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Puget Sound Energy’s first mortgage bonds from either or both of Puget Sound Energy’s current first mortgage indentures issued and delivered by Puget Sound Energy to the senior note trustee. Upon the issuance of a series of senior notes prior to the release date, Puget Sound Energy will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount, as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Puget Sound Energy to the senior note trustee of principal of, and interest and/or any premium on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Puget Sound Energy’s obligations with respect to principal of, and interest and/or any premium on, the corresponding senior notes.

The “release date” will be the date that all first mortgage bonds of Puget Sound Energy issued and outstanding under its electric utility mortgage indenture with State Street Bank and Trust Company and its gas utility mortgage indenture with BNY Midwest Trust Company, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Puget Sound Energy, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become, at Puget Sound Energy’s option, either

•	unsecured general obligations of Puget Sound Energy or

•	obligations secured by substitute first mortgage bonds issued under a substitute mortgage indenture other than Puget Sound Energy’s electric utility mortgage or gas utility mortgage.

A lien on certain property owned by Puget Sound Energy will secure each series of first mortgage bonds that secures senior notes. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Puget Sound Energy for cancellation an equal principal amount of the related series of first mortgage bonds. Puget Sound Energy will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Puget Sound Energy will cause the mortgages to be discharged and will not issue any additional first mortgage bonds under its electric utility mortgage or gas utility mortgage. While Puget Sound Energy will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under “—Certain Covenants of Puget Sound Energy—Limitation on Liens.”

Events of Default

The following constitute events of default under senior notes of any series:

•	failure to pay principal of, and any premium on, any senior note of the series when due for five days;

•	failure to pay interest on any senior note of the series when due for 30 days;

•

failure to perform any other covenant or agreement of Puget Sound Energy in the senior notes of the series for 90 days after written notice to Puget Sound Energy by the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes;

•

prior to the release date, a default occurs under the gas utility mortgage and the gas utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

•

prior to the release date, a default occurs under the electric utility mortgage and the electric utility mortgage trustee or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee;

•

if any substituted mortgage bonds are outstanding, a default occurs under the substitute mortgage and the trustee under the substitute mortgage or the holders of at least a majority in total principal amount of the outstanding senior notes give notice of the default to the senior note trustee; and

•	events of bankruptcy, insolvency or reorganization of Puget Sound Energy specified in the senior note indenture.

If an event of default occurs and is continuing, either the senior note trustee or the holders of at least a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of a series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of at least a majority in total principal amount of the outstanding senior notes of a series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of at least a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of the series.

No holder of senior notes of a series may institute any action against Puget Sound Energy under the senior note indenture unless

•	that holder gives to the senior note trustee advance written notice of default and its continuance;

•

the holders of not less than a majority in total principal amount of senior notes of the series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders of senior notes of the series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of that series notice of the default if known to the senior note trustee, unless cured or waived. The senior note trustee may withhold the notice if it determines in good faith that it is in the interest of the holders to do so except in the case of default in the payment of principal of, and interest and/or any premium on, any senior notes of the series. Puget Sound Energy is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing the certificate, Puget Sound Energy is in compliance with the conditions and covenants under the senior note indenture.

Modification

Except as provided in the paragraph below, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holders of at least a majority in principal amount of the outstanding affected senior notes. In addition, Puget Sound Energy and the senior note trustee cannot modify or amend the senior note indenture without the consent of the holder of each outstanding senior note of a series to

•	change the maturity date of any senior note of the series;

•	reduce the rate (or change the method of calculation of the rate) or extend the time of payment of interest on any senior note of the series;

•	reduce the principal amount of, or premium payable on, any senior note of the series;

•	change the coin or currency of any payment of principal of, and interest and/or any premium on, any senior note of the series;

•

change the date on which any senior note of the series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of the series;

•

impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of the series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of the series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of the first mortgage bonds in a manner adverse to the holders of the senior notes; or

•	modify or reduce the percentage of holders of senior notes of the series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

Puget Sound Energy and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including

•	to add to the covenants of Puget Sound Energy for the benefit of the holders or to surrender a right conferred on Puget Sound Energy in the senior note indenture;

•	to add further security for the senior notes of the series;

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

•	to make any other changes that are not prejudicial to the holders of senior notes of the series.

Defeasance and Discharge

The senior note indenture provides that Puget Sound Energy will be discharged from any and all obligations with respect to the senior notes of a series and the senior note indenture (except for obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Puget Sound Energy irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of the series, money or certain United States government obligations, or any combination of money or government obligations, which through the payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates those payments are due in accordance with the terms of the senior note indenture and the senior notes of the series. Unless all the senior notes of the series are to be due within 90 days of the deposit by redemption or otherwise, Puget Sound Energy must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the senior notes. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Puget Sound Energy may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if

•	the successor or transferee corporation is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•

the new corporation assumes the due and punctual payment of the principal of, and premium and interest on, all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Puget Sound Energy;

•

prior to the release date, the new corporation assumes Puget Sound Energy’s obligations under its electric utility mortgage and gas utility mortgage with respect to first mortgage bonds securing senior notes; and

•

after the release date and there are substitute first mortgage bonds outstanding, the new corporation assumes Puget Sound Energy’s obligations under the substitute first mortgage with respect to substitute first mortgage bonds securing senior notes.

The senior note indenture defines “all or substantially all” of the assets of Puget Sound Energy as being 50% or more of the total assets of Puget Sound Energy as shown on its balance sheet as of the end of the prior year. The senior note indenture specifically permits any sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the senior notes and without the assumption by the transferee of Puget Sound Energy’s obligations on the senior notes and covenants contained in the senior note indenture.

Certain Covenants of Puget Sound Energy

Limitation on Liens  Puget Sound Energy cannot issue any first mortgage bonds other than first mortgage bonds that secure senior notes. After the release date, Puget Sound Energy will be precluded from issuing additional first mortgage bonds under its electric utility mortgage and gas utility mortgage. Unless substitute first mortgage bonds are issued to secure senior notes, after the release date, Puget Sound Energy may not issue, assume, guarantee or permit to exist any debt that is secured by any mortgage, security interest, pledge or other lien of or upon any real property or other depreciable asset used in Puget Sound Energy’s electric and gas utility business without effectively securing the senior notes (together with, if Puget Sound Energy shall so determine, any other indebtedness of Puget Sound Energy ranking equally with the senior notes) equally and ratably with that debt. The foregoing restriction will not apply to

•

liens on any property existing at the time of its acquisition (but excluding any extension of or addition to that property unless the terms of the mortgage as of the date of the acquisition of the property provide that the mortgage shall be secured by extensions or additions to the property);

•

liens to secure the payment of all or part of the purchase price of property or to secure any debt incurred prior to, at the time of or within 180 days after the acquisition of that property for the purpose of financing all or part of the purchase price of the property;

•	liens secured by property used in the generation of electricity;

•	liens existing as of the date of the senior note indenture;

•	permitted encumbrances similar to the permitted encumbrances under the electric utility mortgage;

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the bullet points above; provided, however, that the principal amount of debt secured thereby may not exceed the principal amount of debt (plus any premium or fee payable in connection with such extension, renewal or replacement) so secured at the time of such extension, renewal or replacement; and provided, further, that such lien must be limited to all or such part of the property which was subject to the mortgage so extended, renewed or replaced (plus improvements on such property);

•

liens in favor of the United States, any state thereof, any other country or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments under any contract or statute; or

•	liens securing industrial development, pollution control or similar revenue bonds.

Notwithstanding the foregoing restriction, Puget Sound Energy may create, assume or incur any lien not excepted above without equally and ratably securing the senior notes if the aggregate amount of all debt then outstanding and secured by that lien or any other lien not excepted above, together with all net sale proceeds from sale and leaseback transactions that are not described in “—Limitations on Sale and Leaseback Transactions” below, does not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet.

Limitations on Sale and Lease Back Transactions  Unless substituted first mortgage bonds are issued to secure the senior notes, after the release date Puget Sound Energy may not sell or transfer any real property interest or other depreciable asset and take back a lease of that property unless

•

the sale and leaseback transaction occurs within 180 days after the later of the date of acquisition of the property or the date of the completion of construction or commencement of full operations on the property or

•

within 120 days after the sale and leaseback transaction, Puget Sound Energy applies or causes to be applied to the retirement of debt of Puget Sound Energy (other than debt which is subordinate in right of payment to senior notes) an amount not less than the net proceeds of the sale of the property.

Notwithstanding the foregoing restriction, Puget Sound Energy may effect any sale and leaseback transaction not excepted above if the net sale proceeds from the sale and leaseback transaction, together with the net sale proceeds from all other sale and leaseback transactions not excepted above and all debt then outstanding and secured by mortgages not described in any of the bullet points under “—Limitations on Liens,” do not exceed 15% of Puget Sound Energy’s total consolidated capitalization as shown on its latest audited consolidated balance sheet. Puget Sound Energy may also effect any sale and leaseback transaction involving a lease for a period, including renewals, of not more than 36 months.

Voting of First Mortgage Bonds Held by Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under Puget Sound Energy’s electric utility mortgage and gas utility mortgage or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. The senior note trustee will vote all the electric utility bonds or gas utility bonds held by it, or will consent with respect thereto, as directed by holders of at least a majority in total principal amount of the outstanding senior notes; provided, however, that the senior note trustee is not required to vote the electric utility bonds or gas utility bonds of any particular issue in favor of, or give consent to, any action except upon notification by the senior note trustee to the holders of the related issue of senior notes of such proposal and consent thereto of the holders of at least a majority in principal amount of the outstanding senior notes of such issue.

Concerning the Senior Note Trustee

U.S. Bank National Association is both the senior note trustee under the senior note indenture and the mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

The senior note trustee may resign at any time by giving written notice to Puget Sound Energy specifying the day on which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior note trustee and the day specified by the senior note trustee.

The senior note trustee may be removed at any time by a written instrument filed with the senior note trustee and signed by the holders of at least a majority in total principal amount of outstanding senior notes. In addition, if no event of default has occurred and is continuing, Puget Sound Energy may remove the senior note trustee upon notice to the holder of each senior note outstanding and the senior note trustee, and appointment of a successor senior note trustee.

Description of the First Mortgage Bonds

The first mortgage bonds securing the senior notes are to be issued under Puget Sound Energy’s electric utility mortgage indenture or its gas utility mortgage indenture, each as amended and supplemented by various supplemental indentures. U.S. Bank National Association will act as the electric utility mortgage trustee and BNY Midwest Trust Company will act as the gas utility mortgage trustee.

The statements herein concerning these mortgage indentures are outlines and are not complete and are subject to, and qualified in their entirety by, all the provisions of the electric utility mortgage indenture and the gas utility mortgage indenture, which are exhibits to the registration statement of which this prospectus forms a part. They make use of defined terms and are qualified in their entirety by express reference to the mortgage indentures, copies of which are available upon request to the senior note trustee.

First mortgage bonds securing senior notes will be issued as security for Puget Sound Energy’s obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Puget Sound Energy (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Puget Sound Energy.

First mortgage bonds securing senior notes will correspond to the senior notes of their related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or any premium or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of the senior notes will, to the extent of the payment of principal, premium or interest, be deemed fully paid and the obligation of Puget Sound Energy to make the payment shall be discharged.

The Electric Utility Mortgage Bonds

Priority and Security  The electric utility mortgage bonds securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the electric utility mortgage. This security is a direct first lien on Puget Sound Energy’s electric utility property and its electric franchises and permits, other than property expressly excluded from the lien. Property expressly excluded from the lien includes

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	materials and supplies held for use in the ordinary course of business;

•	merchandise held for the purpose of sale, lease or distribution;

•	fuel (including fissionable material) and personal property consumable in operations;

•	timber, oil, gas and other minerals under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment; and

•	nonutility property.

The lien of the electric utility mortgage is subject to excepted encumbrances (and certain other limitations) as defined and described in the electric utility mortgage indenture. It is also subject to the lien of the gas utility mortgage with respect to Puget Sound Energy’s gas utility property that was acquired in connection with the merger with Washington Energy Company on February 10, 1997. The electric utility mortgage indenture permits the acquisition of property subject to prior liens.

Dividend Restriction  So long as any of the electric utility mortgage bonds are outstanding, Puget Sound Energy shall not do either of the following, except out of net income available for dividends on its common stock, accumulated after December 31, 1957, plus the sum of $7,500,000:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock or

•	purchase, redeem or otherwise retire for consideration any shares of stock.

Issuance of Electric Utility Mortgage Bonds and Withdrawal of Cash Deposited Against That Issuance  The principal amount of electric utility mortgage bonds that Puget Sound Energy may issue under the electric utility mortgage is not limited, provided that the issuance tests in the electric utility mortgage are satisfied. Electric utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the electric utility mortgage trustee; and

•	100% of unfunded electric utility mortgage bond credits.

The issuance of electric utility mortgage bonds is subject to net earnings available for interest being at least two times the annual interest requirements on all electric utility mortgage bonds and prior lien debt to be outstanding. Cash deposited is withdrawable against 60% of unfunded net additions and 100% of unfunded electric utility mortgage bond credits.

Depreciation Fund  Puget Sound Energy will pay cash or deliver electric utility mortgage bonds of any series to the electric utility mortgage trustee by May 31 of each year in an amount equal to the minimum provision for depreciation for the preceding year (i.e., an amount by which 15% of gross utility operating revenues of Puget Sound Energy, after deducting cost of electricity purchased, fuel costs, and rental and lease payments, exceeds maintenance, repairs and renewals). Cash held in the depreciation fund may be applied to the retirement of the electric utility mortgage bonds of certain of the Secured Medium-Term Notes, Series A and certain of the Secured Medium-Term Notes, Series B, at a price not exceeding the applicable regular redemption price thereof, or other electric utility mortgage bonds at a price not exceeding the applicable special redemption price thereof. In lieu of paying cash or delivering electric utility mortgage bonds, Puget Sound Energy has the option of satisfying this obligation through the use of unfunded property additions or unfunded electric utility mortgage bond credits. Cash and electric utility mortgage bonds held in the depreciation fund may also be withdrawn by using either unfunded property additions or unfunded electric utility mortgage bond credits.

Modification of Mortgage  The rights of the bondholders under the electric utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the electric utility bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee  U.S. Bank National Association is the mortgage trustee under the electric utility mortgage indenture. U.S. Bank National Association also serves as the issuing and paying agent for, and a dealer under, our commercial paper program, and is a lender under our revolving credit facility.

The holders of at least a majority in total principal amount of the electric utility mortgage bonds have the right to require the electric utility mortgage trustee to enforce the electric utility mortgage, but the electric utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults  The electric utility mortgage defines the following as “defaults:”

•	failure to pay principal and premium when due;

•	failure to pay interest for 30 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 60 days after becoming due;

•	an unstayed continuance for 90 days after an entry of an order for reorganization or an appointment of a trustee;

•	certain events in bankruptcy, insolvency or reorganization;

•	an unstayed continuance for 90 days after entry of a judgment in excess of $100,000; and

•	failure for 90 days after notice to observe other covenants or conditions.

The electric utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Gas Utility Mortgage Bonds

Priority and Security  The gas utility mortgage bonds securing senior notes of any series will rank equally as to security with gas utility mortgage bonds of other series now outstanding or issued later under the gas utility mortgage indenture. This security is a direct first lien on all of Puget Sound Energy’s gas utility property, on its gas utility franchises and permits and on its gas purchase contracts (other than certain property expressly excluded from the lien. Property expressly excluded from the lien includes

•	cash, securities, notes, accounts receivable and similar instruments;

•	conditional sales, appliance rental or lease agreements;

•	equipment, materials, supplies and merchandise held by Puget Sound Energy for consumption in the ordinary course of business or acquired for sale, lease or distribution;

•	gas or liquid hydrocarbons in pipelines and in storage;

•	fuel and personal property consumable in operations;

•	oil, gas and other minerals and timber under or upon lands of Puget Sound Energy;

•	office furniture and equipment, automobiles and similar transportation equipment;

•	nonutility property; and

•	certain property of a successor corporation in a merger or consolidation.

All property owned by Puget Sound Energy immediately prior to its merger with Washington Energy Company on February 10, 1997 is excepted from the lien of the gas utility mortgage . All property acquired by Puget Sound Energy after the merger is also excepted from the lien, unless the property improves or replaces the gas utility property owned by Washington Energy Company at the time of the merger. This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the gas utility mortgage indenture. The mortgage indenture permits the acquisition of property subject to prior liens, but this property will not be considered as additional property under the gas utility mortgage until the prior lien is paid.

Dividend Restriction  If the aggregate amount of all the dividends, distributions and expenditures listed below made since September 30, 1994 would exceed the aggregate amount of the net income of Puget Sound Energy accumulated after September 30, 1994 plus the sum of $20,000,000, Puget Sound Energy shall not do any of the following so long as any of Puget Sound Energy’s Secured Medium-Term Notes, Series C, issued under the gas utility mortgage, are outstanding:

•	declare or pay any dividends (other than dividends payable in Puget Sound Energy’s common stock) or make any other distribution on any shares of its common stock, or

•

purchase, redeem or otherwise retire for consideration any shares of stock (other than in exchange for, or from the net cash proceeds of, other new shares of capital stock of Puget Sound Energy and other than any shares of any class of stock ranking as to dividends or assets prior to Puget Sound Energy’s common stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for that class of stock).

Renewal Fund  Puget Sound Energy will pay cash and/or deliver gas utility mortgage bonds (taken at the principal amount thereof) to the gas utility mortgage trustee for deposit into a renewal fund on or before May 1 of each year in an amount equal to

•	the greater of

•

the aggregate amount of the minimum provision for depreciation (i.e., an amount computed at the rate of 2% per annum, or another rate as may be permitted or required by the Washington Utilities and Transportation Commission, of the book value of depreciable gas utility property subject to the lien of the gas utility mortgage and not to prior liens) from March 1, 1957 to the end of the next preceding calendar year or

•	the aggregate amount of retirements for the same period

in excess of

•	the greater of

•

the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the next preceding renewal fund certificate filed with the gas utility mortgage trustee pursuant to the requirements of Section 4.04 of the gas utility mortgage or

•

the aggregate amount for the minimum provision for depreciation or retirements, whichever is greater, shown in the latest certificate of available net additions delivered to the gas utility mortgage trustee pursuant to Section 2.01 of the gas utility mortgage;

less the aggregate amount of gas utility mortgage bonds retired by sinking fund operations, not theretofore used as a credit on account of the renewal fund in previous renewal fund certificates. The renewal fund obligation may be satisfied in whole or in part by credits consisting of unfunded property additions and/or unfunded gas utility mortgage bonds credits.

Any cash deposited in the renewal fund, if and to the extent that Puget Sound Energy at the time does not have property additions available for use as a credit to satisfy the renewal fund obligation, may, upon the written order of Puget Sound Energy, be applied by the gas utility mortgage trustee to the redemption of gas utility mortgage bonds or, if not so applied pursuant to the provisions of the gas utility mortgage, to the retirement of gas utility mortgage bonds.

Issuance of Gas Bonds and Withdrawal of Cash Deposited Against Such Issuance  The principal amount of gas utility mortgage bonds issuable under the gas utility mortgage is not limited, provided that the issuance tests in the gas utility mortgage are satisfied. Gas utility mortgage bonds may be issued from time to time against one or more of the following:

•	60% of unfunded net property additions;

•	deposit of cash with the gas utility mortgage trustee; and

•	100% of unfunded gas utility mortgage bond credits.

With certain exceptions, the issuance of gas utility mortgage bonds is subject to net earnings available for interest being at least

•	two times the annual interest requirements on all gas utility mortgage bonds and prior lien debt to be outstanding and

•

so long as gas utility mortgage bonds issued prior to the date of this prospectus are outstanding, 1.75 times the annual interest requirements on all indebtedness of Puget Sound Energy to be outstanding immediately after such issuance.

Cash deposited is withdrawable against 60% of unfunded net property additions in the case of moneys on deposit with the gas utility mortgage trustee for the purpose described above, 100% of the amount of unfunded net additions in the case of any other trust moneys and 100% of unfunded gas utility mortgage bond credits.

Modification of Mortgage  The rights of the bondholders under the gas utility mortgage may be modified by Puget Sound Energy with the consent of the holders of at least 66 2/3% in total principal amount of the gas utility mortgage bonds and of not less than 66 2/3% of the total principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the bondholder’s consent.

Concerning the Mortgage Trustee  BNY Midwest Trust Company is the gas utility mortgage trustee under the mortgage indenture.

The holders of at least a majority in total principal amount of the gas utility mortgage bonds have the right to require the gas utility mortgage trustee to enforce the gas utility mortgage, but the gas utility mortgage trustee is entitled to receive reasonable indemnity and is not required to act under certain circumstances.

Defaults  The gas utility mortgage defines the following as “defaults:”

•	failure to pay principal and premium when due;

•	failure to pay interest for 10 days after becoming due;

•	failure to pay any installment of any sinking or other purchase fund for 30 days after becoming due;

•	certain events in bankruptcy, insolvency or reorganization;

•

failure to pay money due under any indebtedness other than gas utility mortgage bonds in an amount of $500,000 or more or the failure to perform any other agreement evidencing the indebtedness if Puget Sound Energy’s failure causes any payments to become due prior to the due date;

•	a judgment against Puget Sound Energy in excess of $100,000 that continues unstayed and unsatisfied for a period of 90 days following entry of the judgment; and

•	failure for 30 days after notice to observe other covenants or conditions.

The gas utility mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof.

Unsecured Debentures

The unsecured debentures will be issued under the unsecured debt indenture and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and unsubordinated indebtedness. The unsecured debt indenture does not limit the aggregate principal amount of unsecured debt securities that may be issued under the indenture.

Subordination

If unsecured debt securities are issued to the capital trust or the trustee of the capital trust in connection with the issuance of trust preferred securities of the capital trust, or if otherwise specified in the applicable prospectus supplement, the unsecured debentures will rank subordinated and junior in right of payment, to the extent set forth in the unsecured indenture, to all “senior indebtedness” of Puget Sound Energy.

“Senior indebtedness” means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

•

indebtedness of Puget Sound Energy for money borrowed by Puget Sound Energy or evidenced by debentures (other than the subordinated debentures), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by Puget Sound Energy;

•	capital lease obligations of Puget Sound Energy;

•

obligations of Puget Sound Energy incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of Puget Sound Energy with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Puget Sound Energy or in effect guaranteed by Puget Sound Energy;

•	all indebtedness of others of the type referred to in the five preceding bullet points secured by a lien on any of Puget Sound Energy’s property or assets; or

•

renewals, extensions or refundings of any of the indebtedness referred to in the preceding five clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

If Puget Sound Energy defaults in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Puget Sound Energy cannot make a payment on account of or redeem or otherwise acquire the subordinated debentures issued under the unsecured debt indenture. The unsecured debt indenture provisions described in this paragraph, however, do not prevent Puget Sound Energy from making sinking fund payments in subordinated debentures acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Puget Sound Energy, its creditors or its property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debentures. Holders of subordinated debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

The unsecured debt indenture does not limit the total amount of senior indebtedness that may be issued.

Certain Covenants if Subordinated Debentures Are Issued to the Capital Trust

If subordinated debt securities are issued to the capital trust or the trustee of the capital trust in connection with the issuance of trust preferred securities of the capital trust, Puget Sound Energy will covenant that it will not make the payments and distributions described below if

•	an event of default has occurred under the unsecured debt indenture;

•

an event occurs that Puget Sound Energy has actual knowledge of, which, with the giving of notice or the lapse of time, or both, would constitute an event of default under the unsecured debt indenture and which it has not taken reasonable steps to cure;

•	it is in default with respect to its payment obligations under the guarantees relating to the trust preferred securities; or

•	it has elected to defer payments of interest on the related subordinated debentures by extending the interest payment period and that deferral is continuing.

In these circumstances, Puget Sound Energy will not

•	declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment with respect to, any of Puget Sound Energy’s capital stock other than

•	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock;

•	transactions relating to a shareholders’ rights plan;

•	payments under the preferred securities guarantee;

•

as a result of and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock; and

•	the purchase of fractional share interests upon conversion or exchange of its capital stock or

•

make any payment of principal, interest or any premium on, or repay or repurchase or redeem any debt securities (including guarantees) of Puget Sound Energy that rank equal with or junior to, the subordinated debentures.

In addition, if subordinated debt securities are issued in connection with the issuance of trust preferred securities of the capital trust, Puget Sound Energy will agree

•

to maintain, directly or indirectly, 100% ownership of the capital trust common securities, provided that certain successors permitted pursuant to the indenture may succeed to Puget Sound Energy’s ownership of the common securities;

•	not to voluntarily dissolve, wind up or liquidate the trust, except

•	in connection with a distribution of the subordinated debentures to the holders of the trust preferred securities in liquidation of the related capital trust or

•	in connection with specified mergers, consolidations or amalgamations permitted by the amended and restated trust agreement and

•

to use its reasonable efforts to cause the related capital trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Events of Default

The unsecured debt indenture provides that events of default regarding any series of unsecured debentures include the following events which shall have occurred and be continuing:

•	failure to pay required interest on the series of unsecured debentures for 30 days;

•	failure to pay when due principal on the series of unsecured debentures;

•	failure to make any required deposit or payment of any sinking fund or analogous payment on the series of unsecured debentures when due;

•	failure to perform, for 90 days after notice, any other covenant in the unsecured debt indenture applicable to the series of unsecured debentures;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•

with respect to a series of unsecured subordinated debentures issued to a capital trust in connection with the issuance by the capital trust of trust preferred securities, the capital trust is voluntarily or involuntarily dissolved, wound up or terminated, except in connection with

•	the distribution of the subordinated debentures to the holders of the common securities and the trust preferred securities in liquidation of the capital trust;

•	the redemption of all outstanding common securities and trust preferred securities of the capital trust; and

•	mergers, consolidation or amalgamations permitted by the declaration of that capital trust.

If an event of default regarding unsecured debentures of any series should occur and be continuing, either the unsecured debenture trustee or the holders of at least 25% in total principal amount of outstanding unsecured debentures of such series may declare each unsecured debenture of that series immediately due and payable.

Holders of at least a majority in total principal amount of the outstanding unsecured debentures of any series will be entitled to control certain actions of the unsecured debenture trustee and to waive past defaults regarding such series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of unsecured debentures, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of unsecured debentures may institute action for any remedy, except payment on such holder’s unsecured debentures when due, the holders of not less than 25% in principal amount of the unsecured debentures of that series outstanding must request the unsecured debenture trustee to take action. Holders must also offer and give the unsecured debenture trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Puget Sound Energy is required to annually furnish the unsecured debenture trustee a statement as to Puget Sound Energy’s compliance with all conditions and covenants under the unsecured debt indenture. The unsecured debenture trustee is required, within 90 days after the occurrence of a default with respect to a series of unsecured debentures, to give notice of all defaults affecting such series of unsecured debentures to each holder of such series of debentures. However, the unsecured debt indenture provides that the unsecured debenture trustee may withhold notice to the holders of the unsecured debentures of any series of any default affecting such series, except payment on holders’ unsecured debentures when due, if it considers withholding notice to be in the interests of the holders of the unsecured debentures of such series.

Consolidation, Merger or Sale of Assets

The unsecured debt indenture provides that Puget Sound Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the successor corporation assumes the obligations of Puget Sound Energy under the unsecured debentures and the unsecured debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Modification of the Indenture

The unsecured debt indenture permits Puget Sound Energy and the unsecured debenture trustee to enter into supplemental indentures without the consent of the holders of the unsecured debentures to:

•	establish the form and terms of any series of securities under the unsecured debt indenture;

•	secure the debentures with property or assets;

•

evidence the succession of another corporation to Puget Sound Energy, and the assumption by the successor corporation of Puget Sound Energy’s obligations, covenants and agreements under the unsecured debt indenture;

•	add covenants of Puget Sound Energy for the benefit of the holders of the unsecured debentures;

•

cure any ambiguity or correct or supplement any provision in the indenture or any supplement to the indenture, provided that no such action adversely affects the interests of the holders of the unsecured debentures; and

•	evidence and provide for the acceptance of a successor trustee.

The unsecured debt indenture also permits Puget Sound Energy and the unsecured debenture trustee, with the consent of the holders of at least a majority in total principal amount of the unsecured debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the unsecured debt indenture or modify in any manner the rights of the holders of the unsecured debentures of each such affected series. Puget Sound Energy and the trustee may not, without the consent of the holder of each unsecured debenture affected, enter into any supplemental indenture to

•	change the time of payment of the principal;

•	reduce the principal amount of such unsecured debentures;

•	reduce the rate or change the time of payment of interest on such unsecured debentures;

•	reduce any amount payable upon redemption of such unsecured debentures; or

•	impair the right to institute suit for the enforcement of any payment on any unsecured debentures when due.

In addition, no such modification may reduce the percentage in principal amount of the unsecured debentures of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the unsecured debt indenture.

Prior to the acceleration of the maturity of any unsecured debentures, the holders, voting as one class, of a majority in total principal amount of the unsecured debentures with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected unsecured debentures, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any unsecured debenture that cannot be modified or amended without the consent of the holder of each unsecured debenture affected.

Defeasance, Covenant Defeasance and Discharge

The unsecured debt indenture provides that, at the option of Puget Sound Energy, Puget Sound Energy will be discharged from all obligations in respect of the unsecured debentures of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the unsecured debentures of such series, to replace stolen, lost or mutilated unsecured debentures of such series, to maintain paying agencies and to maintain the capital trust described below) if Puget Sound Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the unsecured debentures of such series on the stated maturities of such unsecured debentures in accordance with the terms thereof.

To exercise this option, Puget Sound Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the unsecured debentures of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Trust Preferred Securities

The capital trust may issue only one series of trust preferred securities. The terms of the trust preferred securities will include those stated in the amended and restated trust agreement of the capital trust. For a complete description of the trust preferred securities, please read the applicable prospectus supplement and the amended and restated trust agreement, a form of which is an exhibit to the registration statement of which this prospectus forms a part. The prospectus supplement relating to trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation and number of trust preferred securities to be offered, which will represent undivided beneficial interests in the assets of the capital trust;

•	the annual distribution rate and the dates or date upon which such distributions will be paid;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period;

•	the amount of any liquidation preference;

•	any repurchase or redemption provisions;

•	the terms for any conversion or exchange of the trust preferred securities into other securities;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	the terms and conditions upon which the related subordinated debentures of Puget Sound Energy may be distributed to holders of trust preferred securities; and

•	any other relevant rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities.

All trust preferred securities offered hereby will be irrevocably guaranteed by Puget Energy, on a subordinated basis and to the extent set forth below under “Guarantee.” Any federal income tax considerations applicable to an offering of the trust preferred securities will be described in the related prospectus supplement. The total number of trust preferred securities that the capital trust will be authorized to issue will be set forth in the amended and restated trust agreement.

Effect of Obligations Under the Subordinated Debentures and the Guarantees

As will be set forth in the amended and restated trust agreement, the sole purpose of the capital trust is to issue the common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of the capital trust and to invest the proceeds from the issuance and sale of those securities to acquire directly the subordinated debentures from Puget Sound Energy.

As long as payments of interest and other payments are made when due on the subordinated debentures, those payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

•	the total principal amount of subordinated debentures will be equal to the sum of the total stated liquidation amount of the common securities and the trust preferred securities;

•

the interest rate, and the interest and other payment dates, on the subordinated debentures will match the distribution rate, and distribution and other payment dates, for the common securities and the trust preferred securities;

•

Puget Sound Energy will pay all, and the capital trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt and obligations of the capital trust (other than with respect to the common securities and the trust preferred securities); and

•

the amended and restated trust agreement will provide that the Puget Sound Energy trustees will not take or cause or permit the capital trust to, among other things, engage in any activity that is not consistent with the purposes of the capital trust.

Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by Puget Energy as and to the extent discussed under “Guarantee” below. If Puget Sound Energy does not make interest payments on the subordinated debentures purchased by the capital trust, it is expected that the capital trust will not have sufficient funds to pay distributions on the trust preferred securities. The Puget Energy guarantee, which is for the purpose of ensuring that the capital trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the capital trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The capital trust will have sufficient funds only if and to the extent that Puget Sound Energy has made a payment of interest or principal on the subordinated debentures held by the capital trust as its sole asset. The Puget Energy guarantee, when taken together with Puget Sound Energy’s obligations under the subordinated debentures and its obligations under the amended and restated trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the capital trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts on the trust preferred securities.

If Puget Sound Energy fails to make interest or other payments on the debt securities when due (taking account of any extension period), the amended and restated trust agreement will provide a mechanism whereby the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated debentures. If a property trustee fails to enforce its rights under the subordinated debentures, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Puget Sound Energy to enforce the property trustee’s rights under the subordinated debentures without first instituting any legal proceeding against a property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the amended and restated trust agreement, and such event is attributable to the failure of Puget Sound Energy to pay interest or principal on the subordinated debentures on the date the interest or principal was otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against Puget Sound Energy to obtain payment. If Puget Energy fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against Puget Energy to enforce the guarantee trustee’s rights under the guarantee without first instituting a legal proceeding against the capital trust, the guarantee trustee or any other person or entity.

Guarantee

The following is a summary of information concerning the guarantee that will be executed and delivered by Puget Energy for the benefit of the holders of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Bank One Trust Company, N.A. The applicable prospectus supplement will identify the institution that will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantee, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Puget Energy will irrevocably and unconditionally agree to pay in full, on a subordinated basis, to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set off or counterclaim that the capital trust may have or assert. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the capital trust, will be subject to a guarantee by Puget Energy

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the capital trust has funds on hand to make those distributions;

•	the redemption price with respect to any trust preferred securities called for redemption to the extent that the capital trust has funds on hand for the redemption; or

•

upon a voluntary or involuntary dissolution, winding up or liquidation of the capital trust (unless the subordinated debentures are distributed to holders of the trust preferred securities), the lesser of

•	the liquidation distribution, to the extent that the capital trust has funds on hand available for distribution at such time, and

•	the amount of assets of the capital trust remaining available for distribution to holders of the trust preferred securities.

Puget Energy’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Puget Sound Energy to the holders of the trust preferred securities or by causing the capital trust to pay the amounts to those holders.

The guarantee will be an irrevocable guarantee, on a subordinated basis, of the capital trust’s obligations under the trust preferred securities, but it will apply only to the extent that the capital trust has funds sufficient to make the relevant payments. The guarantee is not a guarantee of collection. If Puget Sound Energy does not make interest payments on the subordinated debentures held by the capital trust, the capital trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available to make those distributions.

Puget Energy has, through the guarantee, the amended and restated trust agreement, and the subordinated debentures, taken together, fully, irrevocably and unconditionally guaranteed all the capital trust’s obligations under the trust preferred securities. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the capital trust’s obligations under the trust preferred securities.

Puget Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the capital trust with respect to the common securities to the same extent as the guarantee of the preferred securities, except that upon the occurrence and during the continuation of an event of default under the amended and restated trust agreement, the holders of trust preferred securities shall have priority over the holders of the common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Amendments and Assignment

Except with respect to any changes that do not affect the rights of holders of the trust preferred securities in a materially adverse way (in which case no vote will be required), the guarantee of the trust preferred securities may not be amended without the prior approval of the holders of not less than a majority in total liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of Puget Energy.

Termination of the Guarantee

Puget Energy’s guarantee of the trust preferred securities will terminate upon

•	full payment of the redemption price of the trust preferred securities;

•	full payment of the amounts payable upon liquidation of the capital trust; or

•	distribution of the subordinated debentures to the holders of the trust preferred securities in exchange for all the trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Events of Default

An event of default under the guarantee of the trust preferred securities will occur upon the failure of Puget Energy to perform any of its payment or other obligations under the guarantee. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on the guarantee trustee under the guarantee.

Any holder of the trust preferred securities may institute a legal proceeding directly against Puget Energy to enforce its rights under the guarantee without first instituting a legal proceeding against the capital trust, the guarantee trustee or any other person or entity. Puget Energy has waived any right or remedy to require that any action be brought only against the capital trust, or any other person or entity before proceeding directly against Puget Energy.

Status of the Guarantee

The guarantee of the trust preferred securities will constitute an unsecured obligation of Puget Energy and will rank

•	equal to or subordinate and junior in right of payment to all other liabilities of Puget Energy, as applicable;

•

equal with the most senior preferred stock now or hereafter issued by Puget Energy and with any guarantee now or hereafter entered into by Puget Energy in respect of any preferred or preference stock of any affiliate of Puget Energy; and

•	senior to Puget Energy’s common stock.

Preferred Stock

Puget Sound Energy may issue, from time to time, shares of preferred stock and Puget Energy will fully and unconditionally guarantee Puget Sound Energy’s obligations regarding such preferred stock.

PLAN OF DISTRIBUTION

Puget Sound Energy or the capital trust may sell the offered securities

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods.

The prospectus supplement with respect to any offered securities will set forth the terms of the related offering, including

•	the name or names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the offered securities and the proceeds to Puget Sound Energy and/or the capital trust from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agent;

•	any delayed delivery arrangements; and

•	any securities exchange on which the offered securities may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If dealers are utilized in the sale of offered securities, Puget Sound Energy and/or the capital trust will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

The offered securities may be sold directly by Puget Sound Energy and/or the capital trust or through agents designated by Puget Sound Energy and/or the capital trust from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best-efforts basis for the period of its appointment.

The offered securities may be sold directly by Puget Sound Energy and/or the capital trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of these sales will be described in the related prospectus supplement.

Delayed Delivery Contracts

If indicated in the prospectus supplement, Puget Sound Energy and/or the capital trust may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from Puget Sound Energy and/or the capital trust at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Agents, dealers and underwriters may be entitled under agreements with Puget Sound Energy and/or the capital trust to indemnification by Puget Sound Energy and/or the capital trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Puget Sound Energy and/or the capital trust in the ordinary course of business.

The offered securities may or may not be listed on a national securities exchange. You should read the applicable prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 6 of Puget Energy and Puget Sound Energy’s bylaws provides for indemnification of directors and officers to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article X of Puget Sound Energy’s restated articles of incorporation, as amended, contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Energy, Puget Sound Energy and their shareholders.

Officers and directors of Puget Energy and Puget Sound Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

The underwriting agreements, which are filed as exhibits to the registration statement of which this prospectus is a part, contain provisions whereby the underwriters agree to indemnify Puget Energy and Puget Sound Energy, their directors and certain officers and other persons, and are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL OPINIONS

Opinions as to the legality of certain of the offered securities will be rendered for Puget Sound Energy by Perkins Coie LLP, Seattle, Washington. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the capital trust by, special Delaware counsel to the capital trust, which will be named in the applicable prospectus supplement. Certain United States federal income taxation matters may be passed upon for Puget Sound Energy and the capital trust by either Perkins Coie LLP, tax counsel for Puget Sound Energy, or by special tax counsel to Puget Sound Energy and the capital trust, who will be named in the related prospectus supplement. Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Puget Sound Energy’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

% Senior Notes Due January     , 20

PROSPECTUS SUPPLEMENT

January     , 2009

Barclays Capital

Scotia Capital

Wachovia Securities

KeyBanc Capital Markets

Banc of America Securities LLC

Dresdner Kleinwort